EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FORTUNE BRANDS, INC.,

TRES ACQUISITION CO.,

TRES INVESTMENT COMPANY

AND

THE OTHER PARTIES HERETO

DATED AS OF FEBRUARY 21, 2006

i

6.4	Access to Information	28
6.5	Publicity	28
6.6	Representations and Warranties	28
6.7	Filings; Reasonable Best Efforts to Consummate Transactions	29
6.8	Documents to be Delivered Upon Signing	29
6.9	Tax Matters.	29
6.10	Post-Closing Obligations	31
6.11	Tax-Free Reorganization	32
6.12	Plan of Reorganization	32

ARTICLE VII
CONDITIONS		32
7.1	Conditions to Each Party’s Obligations	32
7.2	Additional Conditions to the Obligations of the Company	32
7.3	Additional Conditions to the Obligations of Parent	33

ARTICLE VIII
SURVIVAL; INDEMNIFICATION		34
8.1	Survival Periods	34
8.2	Indemnification by the Shareholders	35
8.3	Indemnification by Parent	35
8.4	Third-Party Claims	36
8.5	Tax Treatment of Indemnification Payments	36
8.6	Escrow Agreement	36

ARTICLE IX
TERMINATION		36
9.1	Termination by Mutual Consent	36
9.2	Termination by either the Company or Parent	36
9.3	Termination by the Company	37
9.4	Termination by Parent	37
9.5	Effect of Termination	37

ARTICLE X
MISCELLANEOUS AND GENERAL		38
10.1	Payment of Expenses	38
10.2	Modification or Amendment	38
10.3	Waiver of Conditions	38
10.4	Counterparts	38
10.5	Governing Law	38
10.6	Notices	38
10.7	Entire Agreement; Assignment	39
10.8	Parties in Interest	40
10.9	Headings, Definitions	40
10.10	Obligations of Subsidiary	40
10.11	Severability	40

10.12	Specific Performance	40
10.13	Alternate Dispute Resolution	40
10.14	Certain Definitions	40

ARTICLE XI
HOLDERS REPRESENTATIVE		47
11.1	Appointment	47
11.2	Authorization	47
11.3	Irrevocable Binding Appointment	48
11.4	Parent’s Reliance	48
11.5	Binding Appointment	49

GLOSSARY OF DEFINED TERMS

Action	Section 10.14
Adjusted Elected Cash Consideration	Section 4.1(a)(iv)
Adjusted Elected Parent Shares	Section 4.1(a)(iii)
Adjustment Holdback	Section 4.8
Affiliate	Section 10.14
Agreement	Introduction
Aggregate Stock Election Shares	Section 4.1(a)(iii)
Allocable Merger Consideration	Section 10.14
Articles of Merger	Section 1.3
Assumed Share Value	Section 10.14
Authorized Representatives	Section 6.4
Business Day	Section 10.14
Cash	Section 10.14
Cash Percentage	Section 4.1(a)(iii)
Certificate of Merger	Section 1.3
Certificates	Section 4.2(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 10.14
Common Shares Trust	Section 4.4(b)
Company	Introduction
Company Common Shares	Section 10.14
Company Ownership Percentage	Section 5.1(c)
Consents	Section 7.2(d)
Control	Section 10.14
Controlled Group	Section 10.14
DGCL	Recitals
Distribution Transactions	Section 10.14
Effective Time	Section 1.3
Elected Cash Consideration	Section 4.1(a)(ii)
Elected Parent Shares	Section 4.1(a)(i)
Electing Stockholder	Section 4.3(a)
Election Deadline	Section 4.2(b)
Election Form	Section 4.2(a)
Election Form Record Date	Section 4.2(a)
Employee Benefit Plan	Section 10.14
Employee Pension Benefit Plan	Section 10.14
Employee Welfare Benefit Plan	Section 10.14
Environmental Claims	Section 10.14
Environmental Law(s)	Section 10.14
Environmental Permits	Section 10.14
ERISA	Section 10.14

Escrow Agreement	Section 10.14
Escrowed Merger Consideration	Section 4.3(g)
Estimated Tax Cash	Section 10.14
Excess Shares	Section 4.4(a)
Exchange Act	Section 10.14
Exchange Agent	Section 4.3(a)
Filings	Section 7.2(d)
Form S-4	Section 6.2a)
GAAP	Section 10.14
Georgia Facility	Section 10.14
Governmental Authority	Section 10.14
Governmental Order	Section 10.14
Hazardous Materials	Section 10.14
Holders Representative	Section 11.1
Indebtedness	Section 10.14
Indemnified Party	Section 8.4
Indemnity Escrow	Section 4.9
Intellectual Property	Section 10.14
IRS	Section 10.14
Law	Section 10.14
Leased Real Property	Section 10.14
Letter of Transmittal	Section 4.2(b)
Liability/Liabilities	Section 10.14
Lien	Section 10.14
Losses	Section 10.14
Mailing Date	Section 4.2(a)
Merger Consideration	Section 10.14
Merger Sub	Introduction
Merger	Recitals
Non-Election	Section 4.2(b)
Non-Escrowed Merger Consideration	Section 10.14
NYSE	Section 4.4(a)
Ordinary Course of Business	Section 10.14
Owned Real Property	Section 10.14
Owned SBR Shares	Recitals
Parent	Introduction
Parent Financial Statements	Section 5.2(d)
Parent Indemnified Parties	Section 8.2
Parent SEC Reports	Section 5.2(d)
Parent Shares	Section 4.1(a)
Parties	Introduction
Person	Section 10.14
Real Property	Section 10.14
Related Merger Agreement	Recitals
Release	Section 10.14
Remedial Action	Section 10.14

v

Restraints	Section 7.1(a)
SBR	Recitals
SBR Merger Agreement	Recitals
SBR Ownership Percentage	Section 10.14
SBR Parent Indemnified Party	Section 10.14
SEC	Section 10.14
Securities Act	Section 10.14
Shareholders	Section 5.1(c)
Stock Election Percentage	Section 4.2(b)
Stockholder Indemnified Parties	Section 8.3
Subsidiary	Section 10.14
Surviving Corporation	Section 1.1
Tax	Section 5.1(p)
Tax Return	Section 10.14
Written Consent	Section 6.2(c)
WVBCA	Recitals

EXHIBITS

Exhibit A         -         Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 21, 2006, by and among Fortune Brands, Inc., a Delaware corporation (“Parent”), Tres Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Tres Investment Company, a West Virginia corporation (the “Company”), and the Holders Representative. Parent, Merger Sub, the Company and, solely with respect to Articles X and XI, the Holders Representative, are referred to collectively herein as the “Parties”.

RECITALS

WHEREAS, the Company owns, beneficially and of record, 240,000 shares (the “Owned SBR Shares”) of Class A common stock, par value $0.10 per share, of SBR, Inc., a West Virginia corporation (“SBR”);

WHEREAS, Parent, SBR and the other parties hereto have entered into that certain Agreement and Plan of Merger dated as of February 9, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “SBR Merger Agreement”);

WHEREAS, it is a condition precedent to the consummation of the transactions contemplated under the SBR Merger Agreement (the “SBR Merger”) that the transactions contemplated hereunder be consummated;

WHEREAS, the Company and its shareholders shall receive direct and indirect benefits upon consummation of the SBR Merger;

WHEREAS, the Board of Directors of each of Parent and the Company have (i) determined that it is in the best interests of their respective corporations and their respective stockholders that the Parties consummate the business combination transaction provided for herein in which Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”) and (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), in the case of Parent and Merger Sub, and the West Virginia Business Corporation Act, as amended (the “WVBCA”), in the case of Company;

WHEREAS, the sole shareholder of Merger Sub has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken in accordance with the requirements of the DGCL and the bylaws of Merger Sub; and

WHEREAS, the Parties intend the Merger and the Second-Step Merger (defined below) to constitute a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I

THE ACQUISITION AND THE MERGER; EFFECTIVE TIME; CLOSING

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the WVBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and the WVBCA. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article IX, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of counsel for Parent on the first Business Day reasonably practicable after all of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived (subject to applicable law), or such other date, time or place as is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the “Closing Date”).

1.3 Effective Time. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a certificate of merger of Merger Sub and the Company in form and substance reasonably satisfactory thereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and an articles of merger of Merger Sub and the Company in form and substance reasonably satisfactory thereto (the “Articles of Merger”) with the Secretary of State of the State of West Virginia in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the WVBCA, as soon as practicable on or before the Closing Date. The Merger shall become effective on the Closing Date and immediately prior to the effective time of the merger contemplated under the SBR Merger Agreement (the date and time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the WVBCA. Without limiting the generality of the foregoing, and subject thereto, and except as otherwise specifically provided herein, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

ARTICLE II

CERTIFICATE OF INCORPORATION AND

BY-LAWS OF THE SURVIVING CORPORATION

2.1 Articles of Incorporation. At and after the Effective Time, and without any further action on the part of the Company and Merger Sub, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.2 By-Laws. At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

ARTICLE III

DIRECTORS AND OFFICERS OF

THE SURVIVING CORPORATION

3.1 Directors of the Surviving Corporation. The directors of the Surviving Corporation, as of the Effective Time, will be the directors of Merger Sub as of the Effective Time.

3.2 Officers of the Surviving Corporation. The officers of the Surviving Corporation, as of the Effective Time, will be the officers of Merger Sub as of the Effective Time.

ARTICLE IV

MERGER CONSIDERATION; CONVERSION OR

CANCELLATION OF SHARES IN THE MERGER

4.1 Effect of the Merger on the Shares.

(a) Conversion of the Company Common Shares. Each Shareholder, by virtue of the Merger and without any action on the part of such Shareholder, shall be entitled to receive:

(i) subject to clauses (iii) and (iv) below and Section 4.11, a number of validly issued, fully paid and non-assessable shares of common stock of Parent, par value $3.125 per share (“Parent Shares”), equal to the quotient of (A) the product of (1) such Shareholder’s Allocable Non-Escrowed Merger Consideration times (2) such Shareholder’s Stock Election Percentage, divided by (B) the Assumed Share Value (the “Elected Parent Shares”);

(ii) subject to clauses (iii) and (iv) below, an aggregate amount of cash (the “Elected Cash Consideration”) equal to the product of (A)

such Shareholder’s Allocable Non-Escrowed Merger Consideration times (B) a percentage (the “Cash Percentage”) equal to (1) 100% minus (2) such Shareholder’s Stock Election Percentage;

(iii) notwithstanding anything in this Agreement to the contrary, in the event that the sum of (A) the aggregate number of Stock Election Shares (as defined in the SBR Merger Agreement) (excluding Stock Election Shares held by the Company and S. Byrl Ross Enterprises, Inc.) plus (B) the Pro Forma Stock Election Shares (collectively, the “Aggregate Stock Election Shares”), exceeds 5,474,420, then, without any further action by the parties hereto, the aggregate number of Parent Shares to be issued to each Shareholder pursuant to this Agreement shall be reduced to an aggregate amount of Parent Shares equal to the result of (A) such Shareholder’s Elected Parent Shares minus (B) the product of (1) the Shareholder Allocable Excess Election Shares with respect to such Shareholder times (2) the Exchange Ratio (as defined in the SBR Merger Agreement) (the “Adjusted Elected Parent Shares”). In the event of any such adjustment hereunder, each Shareholder’s Cash Percentage shall be increased to an amount equal to (A) 100% minus (B) (1) the product of (x) the Adjusted Elected Parent Shares times (y) the Assumed Share Value, divided by (2) such Shareholder’s Allocable Non-Escrowed Merger Consideration;

(iv) notwithstanding anything in this Agreement to the contrary, in the event that the Aggregate Stock Election Shares is less than 3,864,296, then, without any further action by the parties hereto, the Elected Cash Consideration of each Shareholder pursuant to this Agreement shall be reduced to an amount (the “Adjusted Elected Cash Consideration”) equal to the result of (A) such Shareholder’s Elected Cash Consideration minus (B) the Shareholder Allocable Excess Cash with respect to such Shareholder. In the event of any such adjustment hereunder, the aggregate number of Parent Shares to be issued to each Shareholder pursuant to this Agreement shall be increased to an amount equal to (A) (1) such Shareholder’s Allocable Non-Escrowed Merger Consideration minus (2) the Adjusted Elected Cash Consideration divided by (B) the Assumed Share Value.

(b) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value of the Surviving Corporation.

4.2 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be mailed together with the Form S-4 or at such other time as the Company and Parent may agree (the “Mailing Date”) to each Shareholder (the “Election Form Record Date”).

(b) Each Election Form shall permit the Shareholder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the aggregate percentage of such Shareholder’s Allocable Non-Escrowed Merger Consideration for which the Shareholder elects to receive Parent Shares (the “Stock Election Percentage”). A Shareholder shall be deemed to have made no election (a “Non-Election”) with respect to any portion of such Shareholder’s Allocable Non-Escrowed Merger Consideration with respect to which Parent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the twentieth Business Day following the Mailing Date (or such other time and date as Parent and the Company shall agree (the “Election Deadline”).

(c) Any such election shall have been properly made only if Parent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate) representing all Company Common Shares (“Certificates”) covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by Parent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the portion of such Shareholder’s Allocable Non-Escrowed Merger Consideration represented by such Election Form shall be deemed to be a Non-Election and Parent shall cause the Certificates representing such portion of such Shareholder’s Allocable Non-Escrowed Merger Consideration, if any, to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of such Company Common Shares. Subject to the terms of this Agreement and of the Election Form, Parent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Parent regarding such matters shall be binding and conclusive. With respect to any Election Form received by the Parent no later than three (3) Business Days prior to the Election Deadline, the Company and Parent shall exercise reasonable diligence to notify any Person of any defect in such Election Form, and each such Person shall be permitted to correct any such defect or defects in the Election Form prior to the Election Deadline.

4.3 Surrender and Payment; Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall appoint The Bank of New York (the “Exchange Agent”) for the purpose of exchanging Certificates representing Company Common Shares for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, (i) an aggregate amount of cash equal to the aggregate cash to be paid to the Stockholders hereunder and (ii) the Escrowed Merger Consideration to be held in accordance with the terms of the Escrow Agreement. Promptly after the date hereof, Parent will send, or will cause the Exchange Agent to send, to each Shareholder as of the Effective Time (other than any holder which has previously and properly surrendered all of its Certificates(s) to the Exchange Agent in accordance with Section 4.2 (each, an “Electing Stockholder”)), a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of such Company Common Shares to the Exchange Agent.

(b) Upon surrender by a Shareholder to the Exchange Agent of one or more Certificates, together with a properly completed letter of transmittal, such Shareholder will be entitled to receive (i) one or more Parent Shares (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Shares, if any, that such holder has the right to receive pursuant to Section 4.1(a) and (B) a check or wire transfer to an account designated by such Shareholder in writing in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 4.1(a) and this Section 4.3, including cash payable in lieu of fractional shares pursuant to Section 4.4 and dividends and other distributions pursuant to Section 4.3(f). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Company Common Shares. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or the Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article IV.

(e) Any portion of the Merger Consideration (other than the Escrowed Merger Consideration) made available to the Exchange Agent pursuant to Section 4.1(a) that remains unclaimed by the Shareholders one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Company Common Shares for the Merger Consideration in accordance with this Section 4.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration remaining unclaimed by any of the Shareholders five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 4.3. Following such surrender, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g) Notwithstanding anything in this Agreement to the contrary, the Exchange Agent shall not pay to the Shareholders an aggregate amount of the Merger Consideration equal to (i) the Indemnity Escrow plus (ii) the Adjustment Holdback until such time as such amounts are distributable pursuant to the Escrow Agreement (the “Escrowed Merger Consideration”).

4.4 Fractional Shares.

(a) No fractional Parent Shares shall be issued in the Merger, but in lieu thereof each Shareholder otherwise entitled to a fractional Parent Share will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 4.4, a cash payment in lieu of such fractional Parent Share representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of Parent Shares equal to the excess of (x) the aggregate number of Parent Shares to be delivered to the Exchange Agent by Parent pursuant to Section 4.3(a) over (y) the aggregate number of whole Parent Shares to be distributed to the holders of Certificates pursuant to Section 4.3(b) (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates representing Company Common Shares, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (“NYSE”) in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, and all related commissions, transfer taxes and other out-of-pocket transaction costs, will be paid by the Surviving Corporation out of its own funds and will not be paid directly or indirectly by Parent nor charged against any Shareholder. Until the proceeds of such sale or sales have been distributed to the Shareholders, the Exchange Agent shall hold such proceeds in trust for the Shareholders (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each Shareholder shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such Shareholder would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all Shareholders would otherwise be entitled.

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to Shareholders in lieu of any fractional Parent Shares, the Exchange Agent shall pay such amounts to such Shareholders without interest, subject to and in accordance with Section 4.3.

4.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate as contemplated by this Article IV.

4.6 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article IV such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Law relating to Taxes. To the extent that amounts are so deducted or withheld by the Surviving Corporation or Parent, as the case may be, and paid over to the applicable governmental entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.7 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

4.8 Adjustment Holdback. At Closing, an aggregate amount in cash equal to the product of (i) the SBR Ownership Percentage times (ii) $5,000,000 (the “Adjustment Holdback”), shall be deducted from the Merger Consideration otherwise to be paid by the Exchange Agent to the Shareholders pursuant to Section 4.3. The Adjustment Holdback shall be disbursed in accordance with the procedures and subject to the terms and conditions of the Section 4.8 of the SBR Merger Agreement, Section 4.10(b) of this Agreement and the Escrow Agreement. Notwithstanding anything in the SBR Merger Agreement to the contrary, any amounts in excess of the Adjustment Holdback to be paid to the Shareholders pursuant to this Section 4.8 shall be paid in the form of Parent Shares using the Assumed Share Value.

4.9 Indemnity Escrow. At Closing, an aggregate amount in cash equal to the product of (i) the SBR Ownership Percentage times (ii) $10,000,000 (the “Indemnity Escrow”), shall be deducted from the Merger Consideration otherwise to be paid by the Exchange Agent to the Shareholders pursuant to Section 4.3. The Indemnity Escrow shall be disbursed by the Exchange Agent in accordance with Section 4.10(b) and pursuant to the terms of the Escrow Agreement.

4.10 Escrowed Merger Consideration.

(a) Notwithstanding anything in this Agreement to the contrary, the Exchange Agent shall not pay to the Shareholders that portion of the Merger Consideration to be deposited in the Indemnity Escrow or the Adjustment Holdback until such time as such amounts are distributable pursuant to the Escrow Agreement.

(b) The amount of any distributions or payments to be made to, or on behalf of, a Shareholder from the Indemnity Escrow or the Adjustment Holdback pursuant to the terms of the Escrow Agreement will be determined based on such Shareholder’s Company Ownership Percentage.

4.11 Stock Election. Notwithstanding anything else in this Agreement to the contrary, in the event that the aggregate number of Company Common Shares to be exchanged for Parent Shares upon receipt of the Stock Elections pursuant to Section 4.1(a)(i) of this Agreement is less than five hundred (500), then, upon delivery of written notice by the Parent to the Company and each Shareholder (the “Notice”), each Shareholder shall be deemed, without any further action by such Shareholder and notwithstanding any prior election, to have made a Stock Election under this Agreement with respect to an aggregate number of Shares beneficially owned (the “Additional Share Amount”) by such Shareholder such that the aggregate number of Company Common Shares to be exchanged for Parent Shares pursuant to an election under Section 4.1(a)(i) will equal five hundred (500); provided, that such Shareholder shall be allocated an aggregate amount of Additional Share Amount based on such Shareholder’s Company Ownership Percentage immediately prior to the Effective Time, subject to rounding to the nearest whole number. The Notice to be delivered by Parent hereunder shall set forth the Additional Share Amount for such Shareholder and each other Shareholder.

4.12 Continuity of Interest. This Agreement is intended to meet the requirements of Treasury Regulations section 1.368-1(e) (including Treasury Regulation section 1.368-1(e)(2)(iii)(B)) and shall be interpreted in a manner consistent therewith, such that in no event shall the number of Company Common Shares (included for purposes of “continuity of interest” within the meaning of Treasury Regulation section 1.368-1(e)) exchanged for Parent Shares (based on a fair market value of Parent Shares on the day before the date hereof) constitute less than 45% of the proprietary interests in the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. The Company and each Shareholder, jointly and severally, hereby represents and warrants to Parent and Merger Sub as of the date hereof and, except for representations and warranties that speak as of a specific date other than the Closing Date, as of the Closing Date, as follows:

(a) Incorporation; Qualification and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company (i) has all requisite power and authority (corporate or otherwise) and all licenses, permits and authorizations necessary to carry on its business as it is now being conducted and as it proposes to conduct and to own its properties and assets; and (ii) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, would not, individually or in the aggregate, have a material adverse effect on Parent or the Company. True, correct and complete copies of the charter and by-laws (or other constituent documents) of the Company in effect on the date hereof have been delivered to the Parent. Copies of the minute books, stock certificate books and the stock ledgers (or similar records) of the Company have been delivered to the Parent and are true, correct and complete.

(b) Authorization; No Conflicts and Enforceability. The Company has full corporate power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of the Company, its Board of Directors and its stockholders other than approval of the Merger by the stockholders of the Company in accordance with the WVBCA and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Company’s articles of incorporation or by-laws, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of the Company Common Shares or any of the Company’s assets or properties pursuant to, any Lien, contract, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Company is a party or by which the Company is bound, (iii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Authority, except the filing of the applicable certificates evidencing the Merger pursuant to the WVBCA, (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect; or (v) violate any Governmental Order or Law applicable to the Company or to any of its assets. This Agreement has been duly executed and delivered by the Company and, assuming the due execution hereof by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

(c) Company Capitalization.

(i) The entire authorized capital stock of the Company consists of 10,000 Company Common Shares of which 1,000 are issued and outstanding as of the date hereof. Schedule 5.1(c)(i) lists each shareholder of the Company (each, a “Shareholder”) and their respective percentage ownership of the Company on a fully-diluted basis as of the date hereof and as of the Effective Time (with respect to each Shareholder, his, her or its “Company Ownership Percentage”). There are no other stockholders of the Company other than the Shareholders. The Company does not own any Subsidiary.

(ii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matter on which stockholders may vote are issued or outstanding.

(iii) All issued and outstanding Company Common Shares: (A) have been duly authorized and validly issued; (B) are fully paid and nonassessable; and (C) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no options, warrants, purchase rights, subscription rights, conversion or exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as set forth in, or contemplated by, this Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

(iv) Other than this Agreement, there are no outstanding contractual obligations of the Company (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive rights with respect to, any of the Company Common Shares or any capital stock of, or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(d) Compliance with Obligations and Laws. The Company is not: (i) in violation of its articles of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any Law applicable to it or its business or assets. All activities of the Company have heretofore been conducted in compliance with all Laws then applicable to it or its business or assets.

(e) Indebtedness. As of the Effective Time, the Company shall not have any Liability for Indebtedness.

(f) Assets. Except as set forth on Schedule 5.1(f) hereto, as of (i) the date of this Agreement and (ii) the Closing Date, the Company does not own or lease, directly or indirectly, any tangible assets. The Company does not own or license any Intellectual Property.

(g) Litigation; Orders. There are no Actions pending or threatened against or affecting the Company or Governmental Orders against the Company.

(h) Contracts. Except as set forth on Schedule 5.1(h), the Company is not a party to any oral or written contract, agreement, license, or lease (the “Scheduled Contracts”). The Company has delivered true and correct copies of each Scheduled Contract to Parent prior to the date hereof.

(i) Taxes.

(i) The term “Tax” means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any taxing authority (domestic or foreign). For purposes of the definition of Tax, any interest, penalties, additions to tax or additional amounts that relate to taxes for any period, or a portion of any period, ended on or before the Closing Date shall include any interest, penalties, additions to tax, or additional amounts relating to taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(ii) For purposes of this Section 5.1(i) and Section 6.9, the “Company” shall be deemed to include any predecessor of the Company or any person or entity from which the Company incurs a liability for Taxes as a result of transferee liability, joint and several liability, contractual liability or otherwise.

(iii) The Company has complied with all Laws relating to Taxes and has timely filed true, correct and complete Tax Returns, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such Tax Returns were due. All Taxes due and payable in respect of such Tax Returns (whether or not shown as due and payable) or otherwise due and payable by the Company have been paid, and there is no current liability for any Taxes due in connection with any such Tax Returns. All Taxes not yet due and payable have been fully accrued on the books of the Company and adequate reserves have been established therefor. There are no unpaid assessments for additional Taxes for any period and there is no basis therefor. All charges, accruals, and reserves for Taxes provided for on the Financial Statements are adequate. The Company has provided to Parent (i) true, correct and complete copies of all Tax Returns filed by the Company for the past four (4) years and (ii) true, correct, and complete copies of all notices of deficiencies, notices of proposed adjustments, notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, and any other similar document, notice, or correspondence, in each case, that the Company (or its representative) has received from, sent to, or entered with the Internal Revenue Service or other taxing authority in the last five (5) years or that relates to any Taxes or Tax Return which is not closed by the applicable statute of limitations. No claim has been made in the last five (5) years that the Company has not properly paid Taxes in a jurisdiction in which the Company does not file a Tax Return. There are no liens for Taxes on any assets of the Company, other than liens for Taxes not yet due and payable.

(iv) The Company has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes. The Company is not liable for Taxes of any other Person as a result of transferee liability, joint and several liability, contractual liability, or otherwise.

(v) The Company is not a party of any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

(vi) The Company has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security Taxes and premiums and unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code and other applicable federal, state, local or foreign laws as in effect for the applicable year.

(vii) The federal income tax returns of the Company have been examined by the IRS, or have been closed by the applicable statute of limitations, for all periods through 2002; the state tax returns of the Company have been examined by the relevant agencies or such returns have been closed by the applicable statute of limitations for all periods through 2002; no deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company by federal, state, local or foreign taxing authority.

(viii) The Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force.

(ix) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or tax returns of the Company and no additional issues are being asserted against the Company in connection with any existing audits of the Company. The Company has no private letter ruling, technical advice, application for a change of any method of accounting, or other similar requests presently pending with any taxing authority.

(x) The Company has not entered into any agreement relating to Taxes which affects any taxable year ending after the Closing Date.

(xi) The Company has not at any time during the past five years used the cash method of accounting. The Company has not agreed to and it is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date, and neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. The Company has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

(xii) The Company is not and never has been a party to any tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

(xiii) The Company has not participated in any reportable or listed transaction as defined in Code Section 6011.

(xiv) There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company that, individually or collectively, could give rise to the payment (whether on, before, or after the Closing Date and whether or not contemplated by this Agreement) by the Company (or the provision by the Company of any other benefit such as accelerated vesting) that would not be deductible by reason of Code section 280G or subject to an excise tax under Code section 4999. Each of the Company’s deferred compensation plans complies with Code section 409A.

(xv) No asset of the Company is tax-exempt use property under Code section 168(h).

(xvi) No portion of the cost of any asset of the Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section 103(a).

(xvii) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

(xviii) The Company does not have and has not had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country.

(xix) The Company is not currently, and never has been, a “United States real property holding corporation” within the meaning of Code section 897(c)(2). No Shareholder is a foreign person within the meaning of Code Section 1445. Neither the Code nor any other provision of Law requires Parent to withhold on any payment provided for under this Agreement.

(xx) In the past five years, the Company has not been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code section 368, distributed a corporation in a transaction that is reported to qualify under Code section 355, or been distributed in a transaction that is reported to qualify under Code section 355.

(xxi) No Claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction.

(xxii) The Company is not required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code section 453 (or any similar provision of foreign, state, or local law); (ii) a transaction occurring on or before the

Closing reported as an open transaction for federal income tax purposes (or any similar doctrine for foreign, state or local tax purposes); (iii) prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date, or (v) an agreement entered into with any taxing authority on or prior to the Closing Date.

(j) Brokers, Finders, Etc. The Company has not employed, or is not subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

(k) Employee Benefits. The Company does not maintain or contribute to, or have any obligation to maintain or contribute to, any Employee Benefit Plan.

(l) Subsidiaries. Other than SBR, the Company does not own any equity interest, directly or indirectly, in any other Person.

(m) Disclosure. None of the representations or warranties contained in this Section 5.1, and none of the other information or documents furnished to Parent or any of its representatives by the Company or its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. None of the information supplied or to be supplied by the Company for inclusion in the Form S-4 will in the case of the Form S-4, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing provisions of this Section 5.1(m), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by Parent or Merger Sub or its agents for inclusion or incorporation by reference therein.

(n) Environmental Matters. For purposes of this Section 5.1(n), the Company and its Subsidiaries shall be deemed to include any Persons from which the Company or any of its Subsidiaries has assumed or is deemed to have assumed liabilities by operation of Law or under any Scheduled Contract or other contract.

(i) Compliance with Environmental Laws. The Company and its Subsidiaries and all uses and conditions of the Real Property have been and are in compliance with and no Liability has arisen under all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice of violation or other communication or have knowledge of any facts or circumstances concerning any alleged violation or Liability arising under any Environmental Law with respect to the Real Property or the business thereof or any use or condition thereof. Any real property formerly owned, leased or operated by the Company or its Subsidiaries or otherwise related to the business thereof was in compliance with and no Liability has arisen under all applicable Environmental Laws during the Company’s or its Subsidiaries’ period of ownership, lease or operation and neither the Company nor any of its Subsidiaries has received any notice of violation or other communication or have knowledge of any facts or circumstances concerning any alleged violation or Liability arising under any Environmental Law with respect to such formerly owned, leased or operated real property or any use or condition thereof.

(ii) Handling of Hazardous Materials. Neither the Company nor any of its Subsidiaries nor any other present or, to the Company’s knowledge, former owner, tenant, occupant or user of the Real Property has used, handled, generated, produced, manufactured, recycled, treated, stored, transported or disposed of any Hazardous Material on, under, about, to or from the Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries or to any other real property in violation of or in a manner that may form the basis of liability under any Environmental Law.

(iii) No Release of Hazardous Materials. There is no Release or threatened Release of any Hazardous Material existing on, beneath or from the surface, subsurface or ground water of the Real Property or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, nor, to the Company’s knowledge, is there or has there been any Release or threatened Release of Hazardous Materials directly adjacent to, from or in the vicinity of the Real Property currently occurring or occurring at any time in the past. There is no Remedial Action related to any Real Property, any real property formerly owned, leased or operated by the Company or any of its Subsidiaries or any other real property to which Hazardous Materials generated by or related to the Company or any of its Subsidiaries came to be located for which the Company or any of its Subsidiaries may have Liability.

(iv) Environmental Permits. The Real Property and the operations of the Company and its Subsidiaries have timely obtained, renewed and maintained in good standing and have been and are in material compliance with all Environmental Permits and neither the Company nor any of its Subsidiaries has received any notice or other written communication or have knowledge of any facts or circumstances concerning any alleged violation of any such Environmental Permits. Schedule 5.1(n)(iv) contains a list of all Environmental permits currently maintained at each Real Property.

(v) Environmental Claims. There are no Environmental Claims pending or, to the Company’s knowledge, threatened against or affecting the Real Property, the Company or any of its Subsidiaries.

(vi) No Tanks, Asbestos or PCB’s. There are no aboveground or underground storage tanks currently or, to the Company’s knowledge, formerly located on the Real Property used or formerly used for the purpose of storing any Hazardous Material. There is no PCB-containing equipment or PCB-containing material, in each case, as defined by applicable Environmental Law, or to Company’s knowledge, any asbestos containing material on the Real Property. The Company and each of its Subsidiaries has never used silica, asbestos or asbestos-containing materials in the manufacturing of any product.

(vii) Lists and Liens. The Real Property and any real property formerly owned, operated, leased, or used by the Company or its Subsidiaries is not listed on any or nominated for listing on the National Priority List promulgated by the United States Environmental Protection Agency or any analogous state list.

(viii) Documents. The Company and each of its Subsidiaries has provided Parent with copies of any and all material documents, correspondence, pleadings, reports, assessments, analytical results, Environmental Permits or other records concerning Environmental Laws, Hazardous Materials or Environmental Claims.

(o) Real Estate.

(i) Schedule 5.1(o)(i) sets forth a true and complete list of each parcel of Owned Real Property, showing the record title holder and legal address with respect to each such parcel. The Company has furnished Parent and Merger Sub with copies of the surveys and title reports listed on Schedule 5.1(o)(i) (all of the title reports referenced in Schedule 5.1(o)(i) being referred to collectively as the “Title Reports” and all of the surveys referenced in Schedule 5.1(o)(i) being referred to collectively as the “Surveys”), and all related material documents in the Company, or any Subsidiary’s possession. The Company and each of its Subsidiaries has good and marketable fee simple title to the Owned Real Property and a valid interest or estate in the Leased Real Property, subject only to Permitted Liens. The Owned Real Property and the Leased Real Property comprise all the real property (or its interests therein) used by the Company and its Subsidiaries in the operation of the business.

(ii) All of the buildings, fixtures, leasehold improvements and other improvements used by the Company or any Subsidiary thereof in the operation of the business (the “Improvements”) are fit for the purpose intended and are in good condition and repair except for ongoing maintenance, ordinary wear and tear excepted.

(iii) Except as otherwise provided herein, Schedule 5.1(o)(iii) sets forth a true and complete list of all leases, subleases, licenses, easements, permits and agreements, including all amendments, supplements and modifications thereto (collectively, the “Leases”), for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Real Property. As of the date of this Agreement, the Company has delivered to Parent and Merger Sub copies of all material documents in the Company’s or any of its Affiliates’ possession relating to the Leases and any and all ancillary documents (the “Ancillary Lease Documents”) pertaining thereto which such Person has in its possession. The Company shall deliver or cause its Affiliates to deliver to Parent and Merger at the Closing the Leases and Ancillary Lease Documents that have come into the Company’s or any of its Affiliates’ possession between the date hereof and the Closing. With respect to each of the Leases, except as otherwise set forth in Schedule 5.1(o)(iii), as of the date of this Agreement no party to any Lease has exercised or given any written notice of exercise of, any option, right of first offer or right of first refusal contained in any such Lease, including, without limitation, any such option or right pertaining to purchase, expansion, renewal, extension or relocation that has been received by the Company or any of its Subsidiaries that has not been made available to Parent and Merger Sub. Each of the Leases is valid and enforceable, is in full force and effect in accordance with its respective terms and neither the Company nor any Subsidiary thereof has sent or received any notice of default by it under the terms of any Lease, and neither the Company nor any Subsidiary thereof is in default in any material respect under the terms of any Lease, nor, to Company’s knowledge, does there exist any condition which, with notice or lapse of time or both, would constitute a default by the Company or any Subsidiary thereof under the terms of any such Lease. The Closing will neither affect the enforceability of any of the Leases against any Person nor adversely affect the rights of the Company or any of its Subsidiaries under any of the Leases.

(iv) Except as described in Schedule 5.1(o)(iv), neither the Company nor any Subsidiary thereof has received notice of a violation of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Real Property. The applicable zoning, if any, of each parcel of Real Property permits the presently existing Improvements and the continuation of the business presently being conducted on such parcel. There is no pending or, to the Company’s knowledge, zoning or rezoning of any Real Property.

(v) Either the Company or a Subsidiary thereof is in peaceful and undisturbed possession of each parcel of the Real Property, and neither Company nor any Subsidiary thereof has received notice that there are any contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used.

(vi) Each parcel of Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable and adequate vehicular and pedestrian ingress, egress and access to such parcel, or has adequate access over other parcels of Owned Real Property or adequate easements across intervening property to permit reasonable and adequate vehicular and pedestrian ingress, egress and access to such parcel from a public street or road.

(vii) Neither the Company, nor any Subsidiary thereof has received written notice of any condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Real Property.

(viii) Neither the Company nor any Subsidiary thereof is in material default under and has not breached, and the Improvements do not violate and, to Company’s knowledge, no event has occurred or is continuing which with notice or the passage of time, or both, would constitute a default by the Company or any Subsidiary thereof under, any of the covenants, restrictions, rights-of-way, licenses, agreements or easements affecting title to or relating to the use of the Real Estate, and no such covenants, restriction, right-of-way, license, agreement or easement has impaired in any material way the right of the Company or any Subsidiary thereof to conduct business at the Real Estate, nor has the Company or any Subsidiary thereof received any notice or have any knowledge of any fence dispute, boundary dispute, boundary line question, encroachment, setback line violation, water dispute, or drainage dispute concerning or affecting the Real Estate.

(ix) There have been no improvements made to or constructed on any Owned Real Property which have not been fully paid. If there are any mechanics’ liens of record as of the date of this Agreement, the Company or a Subsidiary thereof shall have such liens discharged (other than those being contested in good faith) at the Company’s or such Subsidiary’s sole cost and expense prior to the Closing Date. The Company represents that it will not undertake and no Subsidiary thereof will undertake any improvements on any of the Owned Real Property between the date of this Agreement and the Closing Date, other than for budgeted capital improvements or in the Ordinary Course of Business.

(x) There are no special or other assessments for public improvements or otherwise now affecting the Real Property, nor has the Company or any Subsidiary thereof received written notice of any pending or threatened special assessments affecting the Real Property or any contemplated improvements affecting the Real Property that may result in special assessments affecting the Real Property.

(xi) The Improvements are adequately serviced by all utilities necessary for the effective operation of the business of the Company and its Subsidiaries and have not, during the last two years, experienced any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil, but excluding any electricity interruption due to storm damage or other calamity) or other public services, including, without limitation, sanitary and industrial sewer services, required by the Company or any Subsidiary in the operation of the business of the Company and its Subsidiaries.

5.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Company, as of the date hereof and, except for representations and warranties that speak as of a specific date other than the Closing Date, as of the Closing Date, as follows:

(a) Incorporation; Authorization; Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has full corporate power to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Parent’s and Merger Sub’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other proceedings on the part of Parent and Merger Sub, their respective Boards of Directors and their respective stockholders or members. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) violate any provision of the charter or by-laws or similar organizational instrument of Parent, Merger Sub or any of their respective Subsidiaries, or (b) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of Parent’s, Merger Sub’s or any of their respective Subsidiaries’ assets or properties pursuant to, any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which Parent, Merger Sub or any of their respective Subsidiaries is bound. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming the due execution hereof by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

(b) Brokers, Finders, Etc. Neither Parent nor Merger Sub has employed, nor is Parent or Merger Sub subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from the Company or any of its Affiliates in connection with such transactions.

(c) Capitalization.

(i) The entire authorized capital stock of Parent consists of 810,000,000 shares of capital stock of which, as of October 31, 2005, 146,112,453 shares were are issued and outstanding. As of December 31, 2005, The number of Parent Shares issued and outstanding on a fully-diluted basis, assuming the exercise or conversion of all outstanding and vested and unvested options, warrants, stock appreciation and other rights to acquire securities was approximately 151,000,000.

(ii) All issued and outstanding Parent Shares: (A) have been duly authorized and validly issued; (B) are fully paid and nonassessable; and (C) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Other than as disclosed in the Parent SEC Reports or set forth on Schedule 5.2(c)(ii), there are no options, warrants, purchase rights, subscription rights, conversion or exchange rights or other contracts or commitments that could require the Parent to issue, sell or otherwise cause to become outstanding any of its capital stock. Other than as set forth on Schedule 5.2(c)(ii), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Parent.

(d) SEC Reports; Financial Statements.

(i) Since December 31, 2004, Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Parent SEC Reports”). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments).

(e) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Form S-4 will in the case of the Form S-4, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Form S-4 will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act. Notwithstanding the foregoing provisions of this Section 5.2(e), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by the Company or its agents for inclusion or incorporation by reference therein.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Conduct of Business.

(a) The Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement) it will (i) not incur any Liability or obligation, dispose of any asset or conduct any activities, (ii) seek to preserve intact its current business organizations and (iii) timely file all Tax returns in accordance with past practices and proceedings.

(b) Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, the Company shall not, without the prior written consent of Parent:

(i) issue, deliver, sell, transfer, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, transfer, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof to any Person;

(ii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Company Common Shares);

(iii) split, combine, subdivide or reclassify any shares of its capital stock, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such (other than the Distribution Transactions or as otherwise specifically provided for herein);

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger, the Distribution Transactions and the other transactions specifically provided for herein);

(v) adopt any amendments to its articles of incorporation or by-laws or other charter documents or by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

(vi) incur any Indebtedness or guarantee any such Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

(vii) make, change or revoke any Tax election, file any amended Tax Return, settle or compromise any federal, state, local or foreign Tax liability or change (or make a request to any taxing authority to change) its method of accounting for Tax purposes, enter into a closing agreement with any taxing authority, surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or omit to take any action), if such election, change, amendment, agreement, settlement, surrender, consent or action or omission could have the effect of increasing the Tax liability of the Company after the Closing Date;

(viii) enter into any strategic alliance or joint marketing arrangement or agreement other than routine alliances, arrangements or agreements;

(ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement);

(x) except as required by applicable law or this Agreement, call or hold any meeting of stockholders of the Company;

(xi) engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company to be untrue in any material respect,

(xii) enter into or amend any contract, agreement or purchase order;

(xiii) hire any employee or engage any consultant; or

(xiv) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

6.2 No Solicitation.

(a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any proposed, potential or contemplated Acquisition Proposal.

(b) From and after the date hereof, without the prior written consent of Parent, the Company will not, will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause all of its and their respective officers, directors, employees, financial advisors, agents or representatives (each a “Representative”) not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. The Company will as promptly as practicable communicate to Parent any inquiry received by it relating to any actual or potential Acquisition Proposal and the material terms of any such inquiry or proposal, including the identity of the Person making the same. The Company shall as promptly as practicable inform Parent of any developments with respect to the foregoing.

(c) The Company agrees not to release any Person from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal or who the Company or any of its Representatives have had discussions with regarding a proposed, potential or contemplated Company Acquisition Transaction.

(d) For purposes of this Agreement:

(i) “Acquisition Proposal” shall mean, with respect to the Company, any inquiry, proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries, (B) direct or indirect acquisition or purchase of any class of equity securities of the Company or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning capital stock of the Company, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

(ii) Each of the transactions referred to in clauses (A) through (D) of the definition of Acquisition Proposal, other than any such transaction to which Parent or any of its Subsidiaries is a party, is referred to herein as a “Company Acquisition Transaction.”

6.3 Preparation of Form S-4 and Proxy Statement; Stockholder Consent.

(a) Promptly following the date of this Agreement, Parent shall prepare and file with the SEC the Form S-4 to register the Parent Shares to be issued in the Merger (the “Form S-4”). Parent and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Parent Shares to be issued in the Merger, and the Company shall furnish all information relating to the Company and the Shareholders as may be reasonably requested in connection with any such action. The information provided and to be provided by Parent, Merger Sub and the Company, for use in the Form S-4, at the time the Form S-4 becomes effective, shall be true and correct in all material respects and shall not omit to state a material fact required to be stated therein or necessary to make such information not misleading, shall be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information, in the light of the circumstances under which the statements therein were made, not misleading, and the Company and Parent each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

(b) All mailings to the Shareholders in connection with the Merger shall be subject to the prior review, comment and approval of Parent (such approval not to be unreasonably withheld or delayed).

(c) Within five (5) Business Days of the mailing of the Form S-4 to the Shareholders, the Company shall cause to be executed and delivered to Parent the unanimous written consent of the Shareholders in form reasonably acceptable to Parent providing for (i) the approval of the Merger and the transactions contemplated hereunder and (ii) acknowledgment and consent to the obligations of the Shareholders hereunder (including the indemnity provisions contained herein) (the “Written Consent”).

6.4 Access to Information. Upon reasonable notice, the Company shall afford to officers, employees, counsel, accountants and other authorized representatives of Parent (the “Authorized Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its real property, assets, books and records and, during such period, shall furnish promptly to such Authorized Representatives all information concerning its business, real property, assets and personnel, provided that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify any of the representations or warranties made by the Company. The Company acknowledges that Parent may request full and complete access and cooperation of the Company and its personnel for additional due diligence, including a Phase II investigation of any real property owned or used by the Company, and agrees to provide any support and to take any actions reasonably requested by Parent in this regard.

6.5 Publicity. The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to this Agreement or the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable Law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with Parent or the Company, as applicable, before issuing any such press release or making any such public announcement.

6.6 Representations and Warranties. Each of the Company and Parent shall give prompt notice to the other of any circumstances that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time; provided, that delivery of such notice shall not cure or be deemed to cure any breach of a representation or warranty.

6.7 Filings; Reasonable Best Efforts to Consummate Transactions. Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make any required filings or submissions under any antitrust or competition laws of any applicable jurisdiction, and any other applicable law with respect to this Agreement and the transactions contemplated hereby; (b) cooperate in the preparation of such filings or submissions; and (c) use their reasonable best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

6.8 Documents to be Delivered Upon Signing. On the date hereof, the applicable Party shall cause to be delivered copies of the resolutions of the respective Board of Directors of Parent and the Company authorizing this Agreement, the Merger and the transactions contemplated hereunder.

6.9 Tax Matters.

(a) The Shareholders shall, jointly and severally, indemnify Parent, the Company and the Surviving Corporation for all Taxes of the Company (including Taxes of any other person for which the Company is liable as a result of transferee liability, joint and several liability, under a contract, or otherwise) (other than Taxes, if any, that arise as a result of the Merger, which shall not be the responsibility of the Shareholders) (i) for taxable periods ending on or before the Closing Date, and (ii) for any period not ending on or before the Closing Date, for the portion of any Taxes attributable to the period ending on the Closing Date, in each case including Taxes arising from or related to the consummation of the Distribution Transactions in excess of the Estimated Tax Cash.

(b) For any period that includes but does not end on the Closing Date, (i) liability for any Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets shall be allocated between the Shareholders and the Company based on the date on which such items accrued; and (ii) liability for all other Taxes shall be allocated between the Shareholders and the Company, pro rata based on the number of days in the taxable period for which each party is liable for Taxes hereunder.

(c) The Holders Representative shall cause the Company to prepare and file all Tax Returns of the Company due on or prior to the Closing Date, which returns and reports shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and reports and in a manner consistent with prior practice with respect to the treatment of specific items on the returns or reports; provided, however, that if the treatment of an item on any such return or report has not been provided by prior practice, the Holders Representative shall cause the Company to report such items in a manner that would result in the least amount of Tax liability to the Company and Parent for periods ending after the Closing Date. Parent shall cause the Company to prepare and file all Tax Returns of the Company due after the Closing Date, which returns and reports, to the extent they relate to taxable periods beginning prior to, but including the Closing Date, and for the purpose of determining the liability for Taxes of the Shareholders, shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior practice with respect to the treatment of specific items on the returns and reports, unless such treatment does not have sufficient legal support to avoid the imposition of penalties. In the event the Shareholders are liable under Section 6.9(a) hereof for Taxes due in connection with the returns described in the preceding sentence, the Shareholders shall pay the amount of such liability to the Company immediately upon request or at least three (3) Business Days prior to the filing of such returns, whichever is later.

(d) Parent, the Company and the Holders Representative shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Parent, the Company and the Holders Representative will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(e) If in connection with any examination, investigation, audit or other proceeding in respect of any Tax Return covering the operations of the Company on or before the Closing Date, any Governmental Authority issues to the Company a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning the taxable period covered by such return, Parent or the Company shall notify the Holders Representative of its receipt of such communication from the Governmental Authority within thirty (30) Business Days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. No failure or delay of Parent or the Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Shareholders pursuant to this Agreement, except to the extent that such failure or delay shall preclude the Holders Representative from defending against any liability or claim for Taxes that the Shareholders are obligated to pay hereunder. Except as provided below, the Holders Representative shall, at its expense, have the nonexclusive right to participate in the contest of any such assessment, proposal, claim, reassessment, demand or other proceedings in connection with any Tax Return covering taxable periods of the Company ending on or before the Closing Date. Parent and the Company will not be obligated to settle or resolve any issue related to Taxes for such a period, which, if so settled or resolved, could have an effect on the Company or Parent for periods after the Closing Date, unless the Holders Representative agrees in writing with Parent and the Company, in terms reasonably satisfactory to Parent and the Company, that the Shareholders shall indemnify Parent, any affiliate of Parent, and the Company from any cost, damage, loss or expense relating to such settlement or resolution. Notwithstanding anything in this Agreement to the contrary, if any examination, investigation, audit or other proceeding relates to a Tax Return for a period that begins before and ends after the Closing Date, Parent and the Company shall solely participate in, control and resolve such examination, investigation, audit or other proceeding, provided that Parent shall communicate with the Holders Representative regarding the status of such examination, investigation, audit or proceeding.

(f) If there is an adjustment to any Tax Return for the Company which creates a deficiency in any Taxes for which the Shareholders are liable under the provisions of Section 6.9(a) hereof, the Shareholders shall pay to Parent the amount of such deficiency in Taxes. No liability of the Shareholders under this Section 6.9(f) shall be payable until the occurrence of any action by any Tax authority that is final or, if not final, is acquiesced in by the Holders Representative during the course of any audit or any proceeding relating to Taxes.

(g) All federal, state, local, foreign and other transfer, sales, use or similar Taxes applicable to, imposed upon or arising out of the transfer of the Company Common Shares or any other transaction contemplated by this Agreement shall be paid by the Shareholders.

(h) The provisions of this Section 6.9 shall not be governed by the limitations contained in Sections 8.2, 8.3, and 8.4, and to the extent of any inconsistency between this Section 6.9 and Sections 8.2, 8.3, and 8.4, the provisions of this Section 6.9 shall control. All payments required to be made by the Shareholders pursuant to this Section 6.9 shall be made within ten (10) Business Days of this occurrence of the applicable event described herein.

(i) The Shareholders shall provide the Parent with any information that Parent requests to allow Parent to comply with Code Section 6043A or any other information reporting requirements under the Code or other applicable law.

(j) At or prior to the Effective Time, each Shareholder shall have delivered to Parent a certificate duly completed and executed by such Shareholder pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that such Shareholder is not a “foreign person” within the meaning of Section 1445 of the Code.

6.10 Post-Closing Obligations. As soon as reasonably practicable following the Effective Time, Parent shall cause the Surviving Corporation to merge into a direct, wholly-owned limited liability company of Parent with such limited liability company as the surviving entity (the “Second-Step Merger”).

6.11 Tax-Free Reorganization. Each Party shall cooperate with the other Party to cause the Merger and the Second-Step Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

6.12 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” with respect to the Merger and the Second-Step Merger within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

(a) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect which (i) has the effect of making the consummation of the Merger or the other transaction contemplated hereby illegal, (ii) materially restricts, prevents or prohibits consummation of the Merger or any of the transactions contemplated hereby or (iii) would impair the ability of Parent to own the outstanding shares of the Surviving Corporation, or operate its or any of its Subsidiaries’ businesses (including the businesses of the Surviving Corporation or any of its Subsidiaries), following the Effective Time (collectively, “Restraints”); and there shall not be pending any suit, action or proceeding by any Governmental Authority or third party which would have any of the foregoing effects; provided, however, that each of the Parties shall have used their reasonable best efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered; and

(b) except with respect to (i) the Merger, and (ii) the consummation of the transactions contemplated by the Related Merger Agreement, each of the conditions set forth in Article VII of the SBR Merger Agreement shall have been satisfied or waived.

7.2 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) (i) the representations and warranties of Parent set forth in Section 5.2 that are qualified as to materiality shall be true and correct, and (ii) the representations and warranties that are not so qualified shall be true and correct in all material respects, except where any such failure to be true and correct would not individually or in the aggregate materially adversely affect or impair Parent’s ability to consummate the Merger or other transactions contemplated hereunder, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) Parent and its Subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(c) Parent shall have obtained all consents, approvals, orders, releases or authorizations (“Consents”) from, and Parent shall have made all filings and registrations (“Filings”) to or with, any Person, including without limitation any Governmental Authority, necessary to be obtained or made in order for the Company to consummate the Merger, unless the failure to obtain such Consents or make such Filings would not, individually or in the aggregate, materially adversely affect or impair Parent’s ability to consummate the Merger;

(d) Each of Parent, Merger Sub and the Exchange Agent shall have executed and delivered the Escrow Agreement; and

(e) Parent shall have delivered or have caused Merger Sub to deliver the Merger Consideration to the Exchange Agent as provided for in Section 4.3.

7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable Law:

(a) (i) the representations and warranties of the Company and the Shareholders set forth in Section 5.1 that are qualified as to materiality shall be true and correct, and (ii) such representations and warranties that are not so qualified shall be true and correct in all material respects, except where any such failure to be true and correct would not individually or in the aggregate result in a material adverse effect on Parent or the Company, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) the Company and the Shareholders shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(c) the Company shall have obtained all Consents from, and the Company shall have made all Filings to or with, any Person, including without limitation any Governmental Authority, necessary to be obtained or made in order for Parent to consummate the Merger, unless the failure to obtain such Consents or make such Filings would not, individually or in the aggregate, have a material adverse effect on Parent or the Company;

(d) concurrent with the consummation of the Merger, the Related Merger shall be consummated;

(e) each of the Company and the Holders Representative shall have executed and delivered the Escrow Agreement;

(f) none of the holders of Company Common Shares outstanding as of the Effective Time shall have exercised and perfected a demand for appraisal rights under Section 31D-13-1323 of the WVBCA;

(g) the Holder’s Representative shall have delivered to Parent a certificate certifying as to the aggregate amount of Estimated Tax Cash of the Company on hand as of the Effective Time which aggregate amount shall be satisfactory to Parent;

(h) the Distribution Transactions shall have been consummated in form and substance satisfactory to Parent in all respects;

(i) the Written Consent shall be in full force and effect; and

(j) Parent and Merger Sub shall have received the opinion of Winston & Strawn LLP, counsel to Parent, based upon representations by Parent, Merger Sub and the Company, and subject to reasonable limitations and assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Winston & Strawn LLP of representations letters from each of Parent and the Company substantially in compliance with IRS advance ruling guidelines, with reasonable and customary modifications thereto and having such other terms as reasonably requested thereby. Each such representation letter shall be signed and dated on or before the date of such opinion by an authorized officer of Parent or the Company, as the case may be, and shall not have been withdrawn or modified in any material respect as of the Effective Time.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival Periods. The respective representations and warranties of the Parties set forth in this Agreement shall survive without limitation. The covenants set forth herein shall survive in accordance with their terms. No liability of the Shareholders with respect to the Company’s covenants, representations and warranties shall be reduced by any due diligence or other investigation made by Parent or Merger Sub at any time or by the disclosure of any facts or circumstances to Parent or Merger Sub (whether prior to or after the date of this Agreement). Parent’s rights under this Article VIII and Section 6.9 shall not be limited by or to any amounts held pursuant to the Escrow Agreement.

8.2 Indemnification by the Shareholders. From and after the Closing Date, the Shareholders shall, jointly and severally, indemnify and hold harmless Parent, the Surviving Corporation and its Subsidiaries, each of their respective directors, officers, employees and agents (other than the Shareholders), and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnified Parties”) from and against any and all Losses incurred by, suffered by or asserted against any of the Parent Indemnified Parties in connection with or arising from (i) any breach by the Company or the Shareholders of their respective covenants and agreements contained herein, (ii) any breach by the Company or the Shareholders of their respective representations and warranties contained herein (provided, that for purposes of this clause (ii), if any such representation or warranty is qualified by knowledge, materiality, the word “knowledge”, “material” or by words of similar impact, such qualification or exception will in all respects be ignored and deemed not included in such representation or warranty) and (iii) notwithstanding any disclosure set forth in the Schedules hereto, the ownership, maintenance, operation or existence of the Company, its assets and business prior to the Effective Time. To the extent that any of the Shareholders undertakings set forth in this Section 8.2 may be unenforceable, each of the Shareholders shall, jointly and severally, contribute the maximum amount that it is permitted under applicable law to the payment and satisfaction of all indemnifiable liabilities incurred by the Parent Indemnified Parties. In addition to, and without limitation of, the foregoing, in the event of any payment to Parent or any other SBR Parent Indemnified Party pursuant to the terms of the SBR Merger Agreement, an aggregate amount equal to the product of (i) the SBR Ownership Percentage times (ii) the aggregate amount of such payment shall be disbursed to Parent pursuant to the terms of the Escrow Agreement.

8.3 Indemnification by Parent. From and after the Closing Date, Parent shall indemnify and hold harmless the Shareholders, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Stockholder Indemnified Parties”) from and against any and all Losses incurred by, suffered by or asserted against any of the Stockholder Indemnified Parties in connection with or arising from (i) any breach by Parent or Merger Sub of its covenants and agreements contained herein or (ii) any breach by Parent or Merger Sub of its representations and warranties contained herein (provided, that for purposes of this clause (ii), if any such representation or warranty is qualified by knowledge or materiality, the word “knowledge”, “material” or by words of similar impact, such qualification or exceptions will, in all respects be ignored and deemed not included in such representation or warranty). To the extent that the Parent’s undertakings set forth in this Section 8.3 may be unenforceable, the Parent shall contribute the maximum amount that it is permitted under applicable law to the payment and satisfaction of all indemnifiable liabilities incurred by the Stockholder Indemnified Parties.

8.4 Third-Party Claims. (a) All claims under Section 8.2 shall be resolved and made in accordance with the procedures provided in the Escrow Agreement.

(b) All claims for indemnification under Section 8.3 involving third party claims against Stockholder Indemnified Parties shall be resolved and made as hereinafter set forth. If a claim by a third party is made against a Parent Indemnified Party or a Stockholder Indemnified Party (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify indemnifying party of such claims. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent the indemnifying party is actually materially prejudiced by such failure. With respect to a claim by a Stockholder Indemnified Party or by a Parent Indemnified Party, Parent shall undertake, conduct and control, through counsel of its own choosing, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith. An indemnifying party shall not, except with the consent of the Indemnified Party, enter into any settlement that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of unconditional release from all liability with respect to such claim or consent to entry of any judgment or (ii) imposes any restriction, condition or obligation on, or requires any undertaking or admission by, the Company or the Indemnified Parties.

8.5 Tax Treatment of Indemnification Payments. All indemnification payments under this Article VIII and under Section 6.9 shall be treated as adjustments to the Merger Consideration.

8.6 Escrow Agreement. In addition to any right or remedy available to Parent hereunder or otherwise, Parent may, but is not required to, pursue collection of any indemnification claims against the Shareholders pursuant to this Article VIII or Section 6.9 under the Escrow Agreement.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of the Company and Parent.

9.2 Termination by either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company or Parent if:

(a) the Merger shall not have been consummated by the July 31, 2006 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

(b) if any Restraint shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any Party who fails to use commercially reasonable best efforts to remove such Restraint before it becomes final and nonappealable.

Notwithstanding the foregoing or anything in this Agreement to the contrary, this Agreement shall be automatically deemed terminated without any further action by either the Company or Parent in the event the SBR Merger Agreement is terminated pursuant to Article IX thereof.

9.3 Termination by the Company. This Agreement may be terminated upon written notice to Parent, and the Merger may be abandoned, at any time prior to the Effective Time, by the Company, if Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that (i) the condition set forth in Section 7.2(a) (which section relates to the material accuracy of representations and warranties) or Section 7.2(b) (which section relates to material compliance with covenants and agreements) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within thirty (30) Business Days following receipt by Parent of notice of such breach or failure to comply.

9.4 Termination by Parent. This Agreement may be terminated upon written notice to the Company, and the Merger may be abandoned, at any time prior to the Effective Time, by the Parent, if the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that (i) the condition set forth in Sections 7.3(a) (which section relates to the material accuracy of representations and warranties) or Section 7.3(b) (which section relates to material compliance with covenants and agreements) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within thirty (30) Business Days following receipt by the breaching Party of notice of such breach or failure to comply.

9.5 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in this Article IX, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective Affiliates, officers, directors or stockholders except (i) with respect to the payment of expenses pursuant to Section 10.1, (ii) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (iii) with respect to any intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Payment of Expenses. Subject to the terms and conditions of this Agreement, whether or not the Merger shall be consummated, each of Parent, the Company and each Shareholder shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

10.2 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the Parties hereto, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

10.3 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.

10.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent the DGCL or the WVBCA is applicable and except further to the extent any federal law, rule or regulation will govern, without giving effect to the principles of conflicts of law thereof.

10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

(a)	if to Parent or Merger Sub, to:

Fortune Brands, Inc.
520 Lake Cook Road
Deerfield, IL 60015
Attention: General Counsel
Facsimile: (847) 484-4490

with a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention: Gregory J. Bynan
Facsimile: (312) 558-5700

(b)	if to the Company, to:

5300 Briscoe Road
Parkersburg, WV 26102
Attention: Samuel B. Ross, II – Chairman
Facsimile: (304) 424-6714

with a copy to (which shall not constitute notice to the Company):

Robinson & McElwee PLLC
700 Virginia St.
Charleston, WV 26101
Attention: William E. Hamb, Esq.

         David K. Higgins, Esq.

Facsimile: (304) 344-9566

(c)	if to the Holders Representative, to:
Samuel B. Ross, II
4600 River Road
Vienna, WV 26105

with a copy to (which shall not constitute notice to the Holders Representative):

Robinson & McElwee PLLC
700 Virginia St.
Charleston, WV 26101
Attention: William E. Hamb, Esq.

         David K. Higgins, Esq.

Facsimile: (304) 344-9566

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice.

10.7 Entire Agreement; Assignment. This Agreement, including the Schedules and the Exhibits attached hereto and the Escrow Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof. This Agreement may not be assigned by operation of law or otherwise.

10.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each Party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof and the indemnification rights under Section 6.9 and Article VIII, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.9 Headings, Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All defined terms and phrases herein are equally applicable to both the singular and plural forms of such terms.

10.10 Obligations of Subsidiary. Whenever this Agreement requires any Subsidiary of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action.

10.11 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

10.12 Specific Performance. The Parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

10.13 Alternate Dispute Resolution. IT SHALL BE A CONDITION PRECEDENT TO THE RIGHT OF ANY PARTY TO INSTITUTE LITIGATION THAT THE PARTIES HERETO SHALL FIRST ENGAGE IN MEDIATION IN A GOOD FAITH EFFORT TO RESOLVE ANY CONTROVERSY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ESCROW AGREEMENT OR MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.14 Certain Definitions. As used herein the following terms shall have the following meanings and, unless the context otherwise requires, use of the singular form shall include the plural and any gender shall be deemed to include both genders:

“Action” means any claim, mediation, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or asserted by or against any Person.

“Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is controlled by, or is under common Control with, such first Person.

“Allocable Non-Escrowed Merger Consideration” means, with respect to each Shareholder, an aggregate amount equal to (i) the Non-Escrowed Merger Consideration times (ii) such Shareholder’s Company Ownership Percentage.

“Assumed Share Value” means $82.00.

“Business Day” means any day on which banks are not required or authorized to close in Chicago, Illinois.

“Cash” means cash of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations issued under it, as in effect from time to time.

“Company Common Shares” means shares of common stock of the Company, par value $1.00 per share.

“Company’s Allocable Excess Election Shares” means the product of (i) the Excess Election Shares times (ii) the quotient of (x) Tres Allocable Stock Election Shares divided by (y) the Aggregate Stock Election Shares.

“Control” means possession, directly or indirectly, of power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). The terms or phrases “controlled by” and “under common control with” shall have the meanings correlative to the term “Control.”

“Controlled Group” means a group of corporations, partnerships or trades or businesses described in Sections 414(b), (c) or (m) of the Code, of which the Company is a member before the Closing Date.

“Deficient Election Shares” means an aggregate amount equal to (i) 3,864,296 minus (ii) the Aggregate Stock Election Shares.

“Distribution Transactions” means either (a) (i) the contribution of all of the assets (other than the Estimated Tax Cash, the Georgia Facility and the Owned SBR Shares) and all of the liabilities of the Company to a newly-formed, wholly-owned Subsidiary of the Company and (ii) the subsequent distribution of the capital stock of such wholly-owned Subsidiary to the Shareholders on a pro rata basis or (b) any other sale, transfer or disposition of all of the assets (other than the Estimated Tax Cash, the Georgia Facility and the Owned SBR Shares) and liabilities of the Company, in each case pursuant to terms and conditions reasonably satisfactory to Parent.

“Employee Benefit Plan” means any of the following arrangements that is or was maintained or contributed to by the Company or any other member of the Controlled Group, to which the Company or another member of the Controlled Group has an obligation to contribute or under which the Company or any other member of the Controlled Group could reasonably be expected to have any Liability: (a) a nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) a qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (c) a qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) an Employee Welfare Benefit Plan or material fringe benefit plan or program; (e) any other policy, plan, program, arrangement or contract providing bonuses, stock, stock-based compensation, shares, share-based compensation, incentive or deferred compensation, or severance or supplemental retirement benefits; or (f) any employment or compensation agreements.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Environmental Claim” means any investigation, information request, notice, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of or Liability under any Environmental Law, (b) in connection with any Hazardous Material, (c) from any Remedial Action or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

“Environmental Law(s)” means each and every Law, Governmental Order, or similar requirement of each and every Governmental Authority, pertaining to (i) the protection of human and employee health, safety, the environment, natural resources and wildlife, or (ii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material.

“Environmental Permit” means any permit, written approval, registration, application, identification number, license or other authorization required by or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

“Escrow Agreement” means the Escrow Agreement in the form attached as Exhibit A hereto.

“Estimated Tax Cash” means an aggregate amount of Cash equal to the Tax liabilities arising from or related to the consummation of the Distribution Transactions.

“Excess Election Shares” means an aggregate amount equal to (i) the Aggregate Stock Election Shares minus (ii) 5,474,420.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States Generally Accepted Accounting Principles.

“Georgia Facility” means that certain real property located at 117 Sara Lee Drive, Eatonton, Georgia, together with all privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions currently or hereafter situated thereon, and together with all easements, licenses and rights-of-way used or useful in connection therewith.

“Governmental Authority” means any United States or foreign federal, state or local government, governmental, regulatory or administrative authority, agency, board or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, summons, notice, complaint, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

“Hazardous Materials” means any substance which is defined or regulated as a hazardous substance, hazardous material, hazardous waste, substance, pollutant or contaminant under any Environmental Laws and also includes, without limitation, gasoline, petroleum products, petroleum byproducts, crude oil or any fraction thereof or any flammable material, explosives, radioactive materials, radon, asbestos, urea formaldehyde and polychlorinated biphenyls.

“Indebtedness” means, with respect to the Company, (a) all indebtedness thereof whether or not contingent, for borrowed money and any guarantees thereof, (b) all liabilities under capitalized leases, (c) all obligations, contingent or otherwise, thereof under acceptance, letter of credit or similar facilities, and (d) all accrued and unpaid interest and dividends and unpaid fees, expenses and premiums, penalties or amounts payable in connection with the payment or repayment of the foregoing, in each case calculated in accordance with GAAP.

“Intellectual Property” means any or all of the following and all worldwide rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable (a) patents, patent applications and statutory invention registrations, inventions, invention disclosures and design rights (b) trademarks, service marks, domain names, and addresses, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, and any goodwill-associated with the foregoing, (c) copyrights, including registrations and applications for registration thereof, (d) Software, and Internet website content, and (e) confidential and proprietary information, including trade secrets, know-how, manufacturing processes and methods, plans, designs, drawings, blue prints, formulae and technology in existence or under development, customer and supplier lists and other confidential business or technical data.

“IRS” means the Internal Revenue Service.

“Law” means any federal, state, local or foreign statute, interpretation, common law, judgment, decree, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Leased Real Property” means the real property leased, subleased or licensed to, or otherwise used or occupied by, the Company or any Subsidiary, together with, to the extent leased, subleased or licensed to, or otherwise used or occupied by, the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liability” or “Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, unliquidated or otherwise, matured or unmatured, known or unknown or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any security interest, pledge, hypothecation, mortgage, lien (including without limitation, environmental and tax liens), charge, encumbrance, proxy, voting trust, adverse claim reversion, reverter, preferential arrangement or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Loss” or “Losses” means all damages, penalties, fees, costs, expenses, claims, judgments, injunctions, actions, suits, interest and dues.

“Merger Consideration” means an amount equal to (a) the product of (i) the SBR Ownership Percentage times (ii) the “Merger Consideration” as calculated pursuant to and as defined in the SBR Merger Agreement plus (b) $1,250,000 minus (c) the aggregate amount of indebtedness (including principal, accrued interest and prepayment fees or penalties associated therewith) due and owing with respect to the Georgia Facility to be repaid by Purchaser at Closing.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Non-Escrowed Merger Consideration” means an aggregate amount equal to (i) the Merger Consideration minus (ii) the Escrowed Merger Consideration.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means the real property owned by the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Person” means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Pro Forma Stock Election Shares” means an aggregate amount equal to (i) the Tres Allocable Stock Election Shares plus (ii) the SB Ross Allocable Stock Election Shares.

“Real Property” means all Owned Real Property and Leased Real Property.

“Related Merger” means the merger of S. Byrl Acquisition Co., a Delaware corporation and a wholly-owned, indirect subsidiary of Parent, and S. Byrl Ross Enterprises, Inc., a West Virginia corporation, pursuant to the terms of the Related Merger Agreement.

“Related Merger Agreement” means that certain Agreement and Plan of Merger dated the date hereof between Parent, S. Byrl Acquisition Co., a Delaware corporation and a wholly-owned, indirect subsidiary of Parent, and S. Byrl Ross Enterprises, Inc., a West Virginia corporation, as amended, restated, supplemented or otherwise modified from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Material).

“Remedial Action” means all action to or costs incurred to (a) clean up, remove, dispose, transport, abate, treat or handle in any other way Hazardous Materials in the environment; (b) restore or reclaim the environment or natural resources; (c) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten public health or the environment; or (d) perform investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, maintenance and monitoring.

“SB Ross Allocable Stock Election Shares” means (x) 954,419 times (y) the quotient of (1) (A) the aggregate Elected Parent Shares (as defined in the Related Merger Agreement) times (B) the Assumed Share Value divided by (2) the Merger Consideration (as defined in the Related Merger Agreement).

“SBR Ownership Percentage” means an aggregate percentage equal to (i) the Owned SBR Shares divided by (ii) the Fully-Diluted Company Common Shares (as defined in the SBR Merger Agreement), in each case calculated as of the Effective Time.

“SBR Parent Indemnified Party” means any “Parent Indemnified Party” as defined in the SBR Merger Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Allocable Cash Election Percentage” means, with respect to each Shareholder, the quotient of (i) the Elected Cash Consideration of such Shareholder divided by (ii) the sum of (x) the Aggregate Cash Election Amount (as defined in the SBR Merger Agreement) plus (y) the Related Cash Election Amount (as defined in the SBR Merger Agreement).

“Shareholder Allocable Excess Cash” means the product of (i) the Deficient Election Shares times (ii) the Exchange Ratio (as defined in the SBR Merger Agreement) times (iii) the Assumed Share Value times (iv) the Shareholder Allocable Cash Election Percentage.

“Shareholder Allocable Excess Election Shares” means, with respect to each Shareholder, the product of (i) the Company’s Allocable Excess Election Shares times (ii) the quotient of (x) such Shareholder’s Elected Parent Shares divided by (y) the aggregate number of Elected Parent Shares of all Shareholders pursuant to Section 4.1(a)(i).

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such Person.

“Tax Return” means any report, return, estimate or other information required (including any attachments or schedules required to be attached to a such report, return, or other information) to be supplied to a taxing authority or a third party in connection with Taxes.

“Tres Allocable Stock Election Shares” means (x) 240,000 times (y) the quotient of (1) (A) the aggregate Elected Parent Shares times (B) the Assumed Share Value divided by (2) the Merger Consideration (excluding the aggregate Merger Consideration attributable to the Georgia Facility).

ARTICLE XI

HOLDERS REPRESENTATIVE

11.1 Appointment. The Company hereby irrevocably makes, constitutes and appoints Samuel B. Ross, II as its and its securityholders’ agent and representative (the “Holders Representative”) for all purposes under this Agreement and the Escrow Agreement. In the event of the death, resignation or incapacity of the Holders Representative, the Company shall promptly designate another Person to act as its and its securityholders’ agent and representative under this Agreement so that at all times there will be a Holders Representative with the authority provided in this Article XI. Such successor Holders Representative shall be designated by requisite vote of the stockholders of the Company (determined immediately prior to Closing), and such appointment shall become effective as to the successor Holders Representative when notice of such designation shall have been delivered to Parent.

11.2 Authorization. The Company hereby authorizes the Holders Representative, on its and the Shareholders’ behalf, to:

(a) Receive all notices or documents given or to be given to any of the Shareholders by Parent pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(b) Deliver to Parent at the Closing all certificates and documents to be delivered to Parent by any of the Shareholders pursuant to this Agreement, together with any other certificates and documents executed by any of the Shareholders and deposited with the Holders Representative for such purpose;

(c) Engage counsel, and such accountants and other advisors for any of the Shareholders and incur such other expenses on behalf of any of the Shareholders in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Holders Representative may in its sole discretion deem appropriate; and

(d) Take such action on behalf of any of the Shareholders as the Holders Representative may in its sole discretion deem appropriate in respect of:

(i) waiving any inaccuracies in the representations or warranties of Parent contained in this Agreement or in any document delivered by Parent pursuant hereto;

(ii) waiving the fulfillment of any of the conditions precedent to the Company’s obligations hereunder or pursuant to the Escrow Agreement;

(iii) taking such other action as the Holders Representative or any of the Shareholders is authorized to take under this Agreement or the Escrow Agreement;

(iv) receiving all documents or certificates and making all determinations, on behalf of any of the Shareholders, required under this Agreement or the Escrow Agreement;

(v) all such other matters as the Holders Representative may in its sole discretion deem necessary or appropriate to consummate this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby; and

(vi) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article VIII and any waiver of any obligation of Parent or the Surviving Corporation.

All actions, decisions and instructions of the Holders Representative shall be conclusive and binding upon all of the Shareholders and no Shareholder nor any other Person shall have any claim or cause of action against the Holders Representative, and the Holders Representative shall have no Liability to any Shareholder or any other Person, for any action taken, decision made or instruction given by the Holders Representative in connection with the Escrow Agreement or this Agreement, except in the case of his own gross negligence or willful misconduct.

11.3 Irrevocable Binding Appointment. The appointment of the Holders Representative hereunder is irrevocable and any action taken by the Holders Representative pursuant to the authority granted in this Article XI shall be effective and absolutely binding on the Company and each stockholder thereof notwithstanding any contrary action of, or direction from, the Company or any Shareholder, except for actions taken by the Holders Representative which are in bad faith.

11.4 Parent’s Reliance. Parent shall not be obliged to inquire into the authority of the Holders Representative, and Parent shall be fully protected in dealing with the Holders Representative in good faith.

11.5 Binding Appointment. The provisions of this Agreement, including without limitation Article XI hereof, shall be binding upon each Shareholder and the executors, heirs, legal representatives and successors of each Shareholder, and any references in this Agreement to a Shareholder shall mean and include the successors to the Shareholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first herein above written.

FORTUNE BRANDS, INC.

By:	/s/ Mark A. Roche
Name:	Mark A. Roche
Title:	Executive Vice President

TRES ACQUISITION CO.

By:	/s/ Mark A. Roche
Name:	Mark A. Roche
Title:	Executive Vice President

TRES INVESTMENT COMPANY

By:	/s/ Samuel B. Ross, II
Name:	Samuel B. Ross, II
Title:	President

/s/ Samuel B. Ross, II
HOLDERS REPRESENTATIVE